Exhibit 10.1
2009 Executive Officer Salaries
     As disclosed in the Form 8-K (No. 001-33435) filed with the Securities and Exchange Commission on January 12, 2009, as part of Cavium Networks, Inc.’s (the “Company”) overall cost reduction efforts in response to current global economic conditions, on January 8, 2009, the Company’s Compensation Committee approved management-recommended reductions in the base salaries of the Company’s President and Chief Executive Officer, Vice President of Finance and Administration and Chief Financial Officer, Vice President of IC Engineering, Vice President and General Manager of Networking and Communications Division, and Vice President and General Manager of Broadband Consumer Division, effective January 1, 2009. Consequently, the salaries for the Company’s executive officers in 2009, as compared to 2008, are as follows:

				% of Salary
				Reduction
		2008 Salary	2009 Salary	from April
		(effective April 1,	(effective January	2008 to
Name	Title	2008)	1, 2009)	January 2009(1)
Syed B. Ali	President and Chief Executive Officer	$295,000	$147,000	50%
Arthur D. Chadwick	Vice President of Finance and Administration, Chief Financial Officer and Secretary	$240,000	$180,000	25%
Anil K. Jain	Corporate Vice President, IC Engineering	$240,000	$180,000	25%
Rajiv Khemani	Vice President and General Manager of Networking and Communications Division	$275,000	$206,250	25%
Sandeep Vij	Vice President and General Manager of Broadband and Consumer Division	$274,992	$206,244	25%

(1)	An ending date for such salary reductions has not yet been set, but a reinstatement of the prior salaries will be reviewed on a quarterly basis by the Compensation Committee.